Exhibit 2.1

AMENDMENT NO. 4 TO

STOCK PURCHASE AGREEMENT

AMENDMENT NO. 4 TO STOCK PURCHASE AGREEMENT, dated as of April 22, 2012 (this “Amendment”), is by and between Key Brand Entertainment Inc. a Delaware corporation (“Purchaser”), and Hollywood Media Corp., a Florida corporation (the “Selling Stockholder”).

WITNESSETH:

WHEREAS, Purchaser and Selling Stockholder are parties to that certain Stock Purchase Agreement, dated as of December 22, 2009, as amended by that Amendment No. 1 to Stock Purchase Agreement, dated as of January 13, 2010, that Amendment No. 2 to the Stock Purchase Agreement, dated as of January 21, 2010 and that Amendment No. 3 to the Stock Purchase Agreement, dated as of April 9, 2010 (the “Purchase Agreement”);

WHEREAS, Theatre Direct is contributing certain assets of its group sales business (not including any cash or accounts receivable) to Group Sales Box Office, LLC, a Delaware limited liability company (“GSBO”), in exchange for a 75% membership interest in GSBO (the “Contribution”), pursuant to that certain Asset Contribution Agreement, dated as of March 19, 2012, by and between Theatre Direct and Theatre Party Associates, Inc., as amended by an Amendment No. 1 dated April 18, 2012, copies of which have been provided to the Selling Stockholder, (the “Contribution Agreement”); and

WHEREAS, the parties desire to, subject to the terms and conditions contained herein, amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Purchase Agreement, the parties hereto agree as follows:

1.          Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2.          Amendment to Purchase Agreement. The Purchase Agreement is hereby amended as follows:

(a)          The definition of Companies in Section 1.1 is amended to add the following to the end thereof:

Notwithstanding anything to the contrary contained herein, Group Sales Box Office, LLC, a Delaware limited liability company ("GSBO"), shall not be included in Companies.

(b)          The definition of Earnout Period in Section 1.1 is deleted in its entirety and replaced with the following:

“Earnout Period” means the period from July 1, 2011 through June 30, 2021.

(c)          The definition of Earnout Year in Section 1.1 is deleted in its entirety and replaced with the following:

“Earnout Year” means each consecutive 12-month period commencing with the 12-month period beginning July 1, 2011. For the avoidance of doubt, each Earnout Year shall be measured without regard to the actual fiscal year, or any change to the fiscal year, of Theatre Direct during the Earnout Period.

(d)          The definition of Revenues in Section 1.1 is amended as follows:

(i)          clause (vi) is deleted in its entirety and replaced with the following: "(vi) [intentionally deleted]".

(ii)         The following is added at the end thereof:

Notwithstanding anything to the contrary contained herein, any and all “group ticket sales” shall be excluded from Revenues. As used herein, “group ticket sales” shall only include sales of 15 or more tickets in a single transaction to a single group buyer.

(e)          Section 3.7(c) is deleted in its entirety and replaced with the following:

(c)          Earn-out Payments. No later than October 1, 2012, Purchaser shall pay to the Selling Stockholder an amount equal to the Level 1 Earnout Amount without condition and regardless of actual Revenues for the Earnout Year ending June 30, 2012. In addition, if the Companies achieve Revenues greater than or equal to $123,000,000 during any Earnout Year (including for the Earnout Year ending June 30, 2012) (the "Level 2 Target"), then Purchaser shall pay to the Selling Stockholder an additional amount equal to the Level 2 Earnout Amount. Each payment amount referenced in this Section 3.7(c) shall be referred to herein as an “Earnout Payment Amount” and collectively as the “Earnout Payment Amounts”. Any Earnout Payment Amount with respect to the Level 2 Earnout Amount shall be made within five (5) Business Days after the final determination of Revenues for the applicable Earnout Year(s) for the Level 2 Earnout Amount and all Earnout Payment Amounts shall be made in cash by wire transfer by Purchaser of immediately available funds to an account designated by the Selling Stockholder; provided, however, if the Companies achieve Revenues greater than or equal to the Level 2 Target for the Earnout Year ending June 30, 2012, then (i) the Level 2 Earnout Amount shall be paid by adding the Level 2 Earnout Amount to the principal amount of the Note; (ii) interest on the Level 2 Earnout Amount shall accrue and be paid in accordance with the Note, and (iii) the Level 2 Earnout Amount shall be paid over the then remaining term of the Note in equal quarterly installments (in each case in accordance with the terms of the Note).

(f)           The following is added at the end of Section 3.7(d):

"The exclusion of GSBO from the definition of Companies shall not limit in any manner the covenants of Purchaser and its Affiliates under this Section 3.7(d) (and GSBO shall constitute both an Affiliate of Purchaser and a third party for purposes of this Section 3.7(d))."

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3.          Consent. The Selling Stockholder hereby consents to the Contribution. Concurrently with, and as a condition to, the execution of this Amendment, the Selling Stockholder, Theatre Direct and Purchaser are also amending the Second Lien Credit, Security and Pledge Agreement, dated as of December 15, 2010 among Purchaser, Selling Stockholder and Theatre Direct (the "Credit Agreement"), and related documents, including the Intercreditor Agreement (as defined in the Credit Agreement), in connection with the Contribution and the transactions contemplated by the Contribution Agreement and this Amendment.

4.          No Further Amendments. Except as amended by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

5.          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction, except for matters that are required to be determined with respect to the Selling Stockholder by the Florida Business Corporation Act, which shall be governed by and construed in accordance with the laws of the State of Florida.

6.          Counterparts. This Amendment may be executed in multiple counterparts and by facsimile or other electronic means, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective authorized officers, as of the date first written above.

HOLLYWOOD MEDIA CORP.

By:	/s/ Mitchell Rubenstein
Name: Mitchell Rubenstein
Title: CEO

KEY BRAND ENTERTAINMENT INC.

By:	/s/ John Gore
Name: John Gore
Title: CEO

Signature Page to Amendment No. 4 to Stock Purchase Agreement